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                                                                     EXHIBIT 4.8

                                                             English translation
                                                             For reference only

                         RMB LOAN AGREEMENT (SHORT-TERM)

                  No.: 2005 Year Development Zone Zi No. 05074

Borrower: Wuxi Suntech Power Co., Ltd.

Enterprise Legal Person Business License Number: [illegible] He Su Xi Zi No. 004890

Legal Representative: Shi Zhengrong

Domicile: 17-6 Changjiang South Road, State High & New-tech Industry Development Zone, Wuxi

Account Opening Financial Institution and Account Number: Bank of China, Development Zone Branch

Contact: Tel: 0510-5343080; Fax: 0510-5343049

Lender: Bank of China, High & New-tech Industry Development Zone, Wuxi Branch

Legal Representative or Person In-Charge: Gao [illegible] Hua

Domicile: 140 Wangzhuang Road, Wuxi City

Contact: 5216241

     Through equal consultation, the Borrower and the Lender reach a unanimous agreement upon the matters in relation to the Lender granting a short term Renminbi capital loan to the Borrower and enter into this Contract.

ARTICLE 1 LOAN AMOUNT

     The total loan amount under this Contract is (in full-form characters) Renminbi Ten Million, (in short-form) RMB10,000,000.

ARTICLE 2 TERM

     The term of the loan is six months, calculating from the drawdown date agreed upon by the parties to the last repayment date as agreed by the parties. If the drawdown date that the parties have agreed upon is a specific period, the abovementioned "drawdown date" refers to the commencement date of the drawdown period.

ARTICLE 3 PURPOSE

     The purpose of the loan under this Contract is as follows:

          (1)  Working capital turnover;

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          (2)  __________________;

          (3)  __________________.

     Without the written consent of the Lender, the Borrower may not change the purpose of the loan.

ARTICLE 4 INTEREST RATE AND INTEREST CALCULATION

     The interest rate of the loan is 5.742% per annum. During the effective period of the Contract, the contractual interest rate shall remain unchanged.

     Interest of the loan shall be calculated from the date the Borrower actually draws down the loan, in accordance with the actual drawdown amount and the number of days elapsed on the basis of 360 days a year.

     The Borrower adopts the method in sub-clause (1) below in paying interest:

          (1) The Borrower shall pay interest once every quarter. March 20, June 20, September 20 and December 20 of every year shall be the interest payment dates. If the last repayment date of the principal of the loan is not an interest payment date, the Borrower must pay all the payable interest on the last repayment date of the principal of the loan.

          (2) The Borrower shall pay interest once every month and the 20th of each month shall be the interest payment date.

          If the last repayment date of the principal of the loan is not an interest payment date, the Borrower must pay all the payable interest on the last repayment date of the principal of the loan.

          (3) The Borrower shall pay interest once every month; the corresponding loan disbursement date shall be the interest payment date.

ARTICLE 5 CONDITIONS FOR DRAWDOWN

          If the Borrower fails to satisfy the following conditions, the Lender has the right to reject the Borrower's drawdown application:

          (1) submit a written drawdown application and the relevant documents evidencing the purpose of the loan _________ days in advance;

          (2) this loan Contract and the relevant attachments have formally taken effect;

          (3) the security contract stipulated in Article 9 of this Contract is already in effect;

          (4) the Borrower has, pursuant to the Lender's request, opened the relevant accounts for drawdown, interest payment, fees payment and repayment;

          (5) the Borrower has submitted to the Lender the resolutions and authorization letters of the board of directors or other departments with requisite power, approving the execution and the performance of this Contract;


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          (6) the Borrower has submitted to the Lender the list of personnel who are authorized to sign this Contract and the documents and instruments relating to this Contract and the signature specimens of the aforesaid personnel;

          (7) none of the events of default specified in Article 11 has occurred;

          (8) other drawdown conditions specified by law and agreed upon by the parties have been satisfied.

ARTICLE 6 TIME FOR DRAWDOWN

     Borrower shall follow the time provided in sub-clause (1) below for drawdown:

          (1) Borrower shall drawdown the loan in a lump-sum on April 30, 2005.

          (2) Borrower shall drawdown the entire amount as agreed in this Contract within ________days from _______year ______month __day. The Lender has the right not to disburse any portion that is not drawn down after the above-mentioned time. If the Lender agrees to disburse the loan, the Lender has the right to impose a liability fee upon the portion drawn late based on the ratio of ___per day; for the portion that the Lender refuses to disburse, the Lender has the right to collect a liability fee based on the ratio of
__________.

ARTICLE 7 DRAWDOWN FORMALITIES

     Prior to each drawdown, the Borrower shall submit a drawdown application as requested by the Lender and handle other drawdown formalities.

ARTICLE 8 REPAYMENT

     The Borrower must strictly comply with the following repayment schedule to repay the loan under this Contract:

 Number of
installment
  payments     Repayment Date    Repayment Amount   Repayment Time   Repayment Date   Repayment Amount
-----------   ----------------   ----------------   --------------   --------------   ----------------
     --       October 29, 2005     RMB10,000,000


     If the Borrower needs to adjust any part of the above repayment schedule, it must submit a written application ____days in advance before the due date of the corresponding loan. Unless otherwise agreed, any change in the repayment schedule must be mutually confirmed by the parties in writing.

     In the event several loan contracts between the Borrower and the Lender are due, the Lender has the right to determine the order in which the contracts are performed by each of the Borrower's repayments.


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     The Borrower may make loan prepayment, but it should notify the Lender __
days in advance. The Lender is entitled to calculate and receive a compensation fee equal to ___% of the interest that should be payable on the prepaid portion. The prepaid amount shall first be used to repay the loan that matures the last, and repayments are applied to the loans in reverse order of the maturities of such loans. The Borrower may not ask to re-draw and re-use the portions that the Lender has agreed to be prepaid.

ARTICLE 9 SECURITY

     All the debts under this Contract shall be secured by the ___________ manner below:

     (1) _______ shall provide joint liability repayment guarantee and shall separately enter into a "Guarantee Contract," the number of which is ________.

     (2) _______ shall provide mortgage security and separately enter into a "Mortgage Contract," the number of which is _______.

     (3) _______ shall provide pledge security and separately enter into a "Pledge Contract," the number of which is _______.

     If the guarantor's financial situation deteriorates or other reason causes the debt repayment ability to drop visibly, or the mortgaged or pledged property decreases in value, is destroyed or damaged, or is destroyed or lost, causing the securing ability to visibly decline or disappear, the Lender has the right to demand the Borrower to replace the guarantor or to provide new property for mortgage or pledge, in order to secure the debt under this Contract.

ARTICLE 11 REPRESENTATIONS AND COVENANTS

     The Borrower represents as follow:

     (1) The Borrower is registered in accordance with the law and legally exists.

     (2) The Borrower has obtained the authorization required to execute this Contract.

     (3) All the documents, information, statements and evidence provided by the Borrower to the Lender are accurate, true, complete and valid.

     (4) The Borrower has not concealed any of the following situations that have occurred or are occurring and that are possible to affect the judgment on its repayment ability:

          1. material events of discipline violation, illegality or being sued for compensation involving the Borrower or its main leaders;

          2.   the event of the Borrower's default under other contracts;

          3. debt or contingent debt undertaken by the Borrower or mortgage or pledge security provided to a third party by the Borrower;

          4.   outstanding litigation and arbitration cases;


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          5.   other situations that may possibly affect the financial condition and debt repayment ability of the Borrower.

     The Borrower covenants as follow:

     (1) As requested by the Lender, to provide the most current financial statements every month; in the first quarter of every year, to provide the audited financial statements for the preceding year; as requested by the Lender, to provide at any time documents and information that include, but are not limited to, reports, statements, etc. on the operational situation and financial situation of the Borrower.

     (2) If the Borrower has entered into, or is going to enter into, a counter-guarantee agreement or similar agreement with the guarantor of this Contract in relation to the guarantee obligation of such guarantor, such agreement will not harm any of the Lender's rights under this Contract.

     (3) To accept credit checks and supervisions by the Lender and to provide sufficient assistance and cooperation.

     (4) If the Borrower reduces the registered capital or carries out material change of property right and adjustment to the mode of operation (including but not limited to entering into equity joint venture or contractual joint venture with foreign enterprises; division, consolidation, merge other entities into itself, being merged into other entities; reorganization, organization or reconstruction into a joint stock company; carrying out changes in operation manner such as leasing, subcontracting, joint operation, commissioning, etc.), the Borrower is required to notify the Lender in advance. If the abovementioned acts will adversely affect the Borrower's repayment ability, the Lender's consent must be obtained.

     (5) The Borrower shall not deal with its own property in a manner that reduces its repayment ability. When the Borrower provides guarantee to a third party or use its own assets to set-up a mortgage or pledge security, it will timely notify the Lender and it promises that the total debt amount that is so secured shall not exceed _______ times of its own net assets.

     (6) The repayment order for the Lender's debt by the Borrower shall take priority to the loans made to the Borrower by the Borrower's shareholders, and shall not be inferior to the same type of debts of other creditors;

     - Before the Borrower applies for loans in other banks or increases other debts, it should obtain the Lender's written consent. (This provision is an optional provision, and is mainly suitable for use in business unit loans)

     - In real property development project in which this loan is used by the Borrower, the business volume for individual housing consumer loans obtained at the place of the Lender shall make up over ____ of the total volume of the individual housing consumer loans in such a real property development project. (This provision is an optional provision, and is suitable for use in real property project loans)

     - With respect to real property projects developed by the Borrower, the construction work contractor has not advanced capital for the project


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          construction. If the contractor has made advance capital, the Borrower has provided the Lender with the written document in relation to the contractor waiving its priority in receiving payment for its construction work advance payment. (This provision is an optional provision, and is suitable for use in real property project loans)

     (7) The Borrower covenants to timely notify the Lender when the following events occur:

          1. An event of default under this Contract or any other contracts occurs;

          2. The Borrower undergoes changes in organizational/ownership relationship, changes in senior management personnel, amendment to the company's articles of association of the company and material adjustment to internal organization;

          3. Difficulties appears in the Borrower's operation and its financial situation deteriorates;

          4. The Borrower is involved in a material litigation or arbitration case;

          5. There is occurrence of other situation that affects its repayment ability.

     (8) No later than _______ days before the due date for each principal and interest payment, the Borrower shall deposit sufficient funds to prepare for payment.

     (9) The Borrower shall administer the relevant settlement business under this loan at the Lender or other branch organization of Bank of China, and the volume of its settlement business shall reach the requirement of the Lender.

     (10) When the after-tax net profit of the relevant fiscal year is zero or negative, or the after-tax profit is insufficient to make up for the cumulative losses of the past fiscal years, or the before-tax was not used in repaying the principal, interest and fees that should be settled by the Borrower during such fiscal year or the before-tax profit is insufficient to settle the principal, interest and fees of the next installment, the Borrower may not in any manner distribute dividends and bonuses to the shareholders.

ARTICLE 11 EVENTS OF DEFAULT AND HANDLING OF DEFAULTS

     If the Borrower fails to make timely repayment according to the agreed schedule and fails to reach an agreement with the Lender on the matter of extension, the Lender is entitled to impose a penalty interest on the outstanding portion from the date of overdue in accordance with the penalty interest rate of the loan until the Borrower settles the principal and interest completely. If the Borrower fails to use the loan for the purpose as stipulated by this Contract, the Lender is entitled to impose a penalty interest on the misappropriated portion of the loan from the date of misappropriation in accordance with the penalty interest rate for misappropriation until the Borrower settles the principal and interest completely. The penalty interest rate for overdue loan shall be based on the loan interest rate as agreed in this Contract plus 40%; the penalty interest rate for the misappropriation of the loan shall be based on the loan interest rate as agreed in this Contract plus 70%.

     If the Borrower fails to pay interest when due, the Lender has the right to impose a compound interest pursuant to _______ (per month/quarter, choose one) on the part of the unpaid interest in accordance with the same penalty rate on the loan principal. The loan


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amount that is both overdue and misappropriated shall be penalized by collecting compound interest in accordance with the misappropriation penalty interest rate. If the loan principal is used in a normal way, then the calculation and collection of compound interest shall be based on loan overdue penalty interest rate.

     In calculating the penalty interest and compound interest, if the loan interest as agreed in this Contract undergoes adjustment, then the penalty interest and compound interest shall be calculated from the adjustment date separately.

     Under one of the following circumstances, the Lender has the right to stop the Borrower from making drawdown of the loan or cancel the loan limit yet to be drawn down, and declare that the entire principal and interest under this Contract becomes immediately due and payable:

     (1) The Borrower defaults in paying principal or interest for over _______ days;

     (2) The Borrower is overdue and misappropriated a loan sum amounting to RMB _______;

     (3) The representations of the Borrower in Article 10 are untrue or the Borrower breaches the covenants it gives;

     (4) The Borrower commits events of default under other contracts;

     (5) The guarantor, the mortgagor or the pledgor commits an events of default under the security contract, affecting the Borrower in its performance of the obligations under this Contract;

     (6) The Borrower ceases its business, or events of dissolution, de-registration or bankruptcy occur;

     (7) The financial situations of the Borrower or the guarantor seriously deteriorate;

     (8) The mortgaged or pledged property has decreased in value, been destroyed or damaged, destroyed or lost, or subject to a closing-down order or been frozen, and the Borrower fails to provide new security as demanded by the Lender;

ARTICLE 12 DEDUCTION

     The Borrower agrees that any amount payable under this Contract by the Borrower may be deducted directly by the Lender from the Borrower's accounts established with the various institutions of Bank of China.

ARTICLE 13 TAXATION

     Taxes and fees in relation with the entering into, performance and dispute resolution of this Contract, including but not limited to stamp duty, interest withholding tax, litigation fee, enforcement fee, attorney agency fee, notarization fee, etc. shall be paid or reimbursed by the Borrower.


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ARTICLE 14 SET-OFF, ASSIGNMENT AND RIGHT RESERVATION

     The Borrower shall fully pay for the payable amount under this Contract and shall not claim set-off, unless the Lender consents.

     Without the written consent of the Lender, the Borrower shall not assign its obligations under this Contract to a third party.

     Any forbearance, time extension, concession or delay in exercising any rights under this Contract shall not in any way affect, damage or limit any rights and benefits that the Lender enjoys in accordance with this Contract and the laws and regulations and it shall not be deemed as a waiver of rights and interests of this Contract by the Lender and it shall not exempt the Borrower from any obligations that the Borrower should bear under this Contract.

ARTICLE 15 MODIFICATION AND RESCISSION

     This Contract can be amended, supplemented or rescinded through written consent of the parties. Any amendment and supplement to this Contract forms an integral part of this Contract.

     The invalidity of any provisions of this Contract shall not affect the validity of other provisions.

ARTICLE 16 APPLICABLE LAW, DISPUTE RESOLUTION AND JURISDICTION

     The law of the People's Republic of China is applicable to this Contract.

     All disputes or issues arising from the performance of this Contract or in connection with this Contract shall be resolved through consultation by the parties. If consultation fails, the parties agree to adopt the method provided in (1) below for resolution:

     (1) directly bring a law suit in accordance with the law to the People's court where the Lender is situated.

     (2) Submit it to the _______________ arbitration commission for arbitration.

ARTICLE 17 APPENDIX

     The following appendixes and other appendixes mutually confirmed by the parties form an integral part of this Contract, and have equal validity as this Contract.

     (1) _________________________;

     (2) _________________________;

     (3) _________________________;

     (4) _________________________.

ARTICLE 18 TAKING EFFECT OF THE CONTRACT


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     This Contract shall take effect after it is signed and affixed with seals by the legal representative or authorized signatory of both the Borrower and the Lender.

     This Contract is made out in two originals. The Borrower and the Lender each holds one original, which is equally valid.

ARTICLE 19 SPECIAL NOTES

     The Borrower has fully consulted with the Lender on all the terms and conditions of this Contract.

     The Lender has asked the Borrower to pay special attention to all the terms and conditions relating to the rights and obligations of both parties and to fully and accurately understand them. The Lender has provided the corresponding explanation to the aforementioned terms and conditions as requested by the Borrower.

     The understandings of the terms and conditions of the Contract by the signing parties completely match.

Borrower: Wuxi Suntech Power Co.,       Lender: Bank of China Wuxi High or New-
Ltd.                                    Tech Industry Development Zone
(company seal)                          Branch (company seal)

Legal Representative (or authorized     Legal Representative (or authorized
signatory)                              signatory):


/s/ Shi Zhengrong                       /s/
-------------------------------------   ----------------------------------------
April 30, 2005                          April 30, 2005


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